Exhibit 21.1
MCAFEE, INC.
Direct Subsidiaries at December 31, 2006
Foreign and Domestic
CoreKT Security Systems, Inc.
Entercept Security Technologies Europe Ltd.
Inversiones NAI Guatemala, S.A.
McAfee Consolidated, Inc.
McAfee.com Limited
MyCIO.com, Inc.
NAI International Holdings Corp.
NA NetTools Holding Company
McAfee A.G.
McAfee Software de Mexico, S.A. de C.V.
McAfee GmbH
Network Associates Holding Company, Inc.
McAfee (Hong Kong) Ltd.
McAfee, S.r.l.
Wireless Security Corporation
McAfee Security LLC
SA Internet Services, Inc.
Preventsys, Inc.